Exhibit 99.1

NEWS RELEASE
For more information contact:
FEI Company
Jason Willey
Investor Relations Director
jason.willey@fei.com
(503) 726-2533
FEI Reports Third Quarter 2015 Results
Revenue of $213 Million and Bookings of $234 Million

HILLSBORO, Ore. October 27, 2015 - FEI Company (NASDAQ: FEIC) today reported results for the third quarter of 2015. Third quarter revenue of $213 million was down 6.7% compared to $228 million for third quarter of 2014. Movements in foreign exchange rates negatively impacted revenue for the third quarter of 2015 by approximately $10 million, as compared with third quarter of 2014 rates. Excluding the impact of foreign exchange movements, third quarter organic revenue was down 2.4% compared with the third quarter of 2014.
Diluted earnings per share were $0.25, compared with $0.51 in the third quarter of 2014. Net income for the quarter was $10 million compared with $22 million in the third quarter of 2014. Included in third quarter 2015 results are tax benefits in the amount of $6.1 million, or $0.15 per share, and a non-cash impairment of goodwill and long-lived assets of $24 million, or $0.58 per share, net of taxes. The impairment is related to assets supporting the company’s oil and gas business.
The company’s backlog of orders at the end of the third quarter of 2015 was $562 million, compared with $539 million at the end of the third quarter of 2014 and $541 million at the end of the second quarter of 2015. Bookings for the third quarter of 2015 were $234 million, resulting in a book-to-bill of 1.10-to-1.
“While Science met our expectations, activity at our large semiconductor customers fell short of our forecast in the third quarter,” commented Don Kania, president and CEO. “Near term spending at our semiconductor customers is being impacted as the industry transitions to 10nm devices.
“We saw increased activity in our Science business during the third quarter and expect a strong finish to the year from this group. We remain focused on investing to drive our technology leadership and ensuring we are well positioned for the significant long term growth opportunities we see in our Science and Industrial markets.”
Net cash provided by operating activities for the third quarter of 2015 was $46 million, compared with $28 million in the third quarter of 2014. During the quarter, the company paid cash dividends of $12 million, invested $2.2 million on plant and equipment and repurchased 545,000 shares of its common stock at an average price of $77.41. Total cash, investments and restricted cash at the end of the quarter was $500 million.
Outlook
For the fourth quarter of 2015, the company currently expects reported revenue to be in the range of $260 million to $275 million. This range reflects the expected negative impact of a stronger U.S. dollar of approximately 4.0% as compared to the fourth quarter of 2014. Earnings per fully diluted share are expected to be in the range of $1.05 to $1.20. This range is based on an expected tax rate for the fourth quarter of approximately 20%.

For full year 2015, the company expects organic revenue growth to be in the range of 1.0% to 2.5%, compared with 2014, and earnings per fully diluted share in the range of $2.85 to $3.00. This range includes the impairment expense and tax benefits the company recorded in the third quarter of 2015. Based on current exchange rates, the stronger U.S. dollar is expected to negatively impact full year 2015 reported revenue growth by approximately 5% as compared to the full year 2014.
Investor Conference Call - 2:00 p.m. Pacific Time, Tuesday, October 27, 2015
Parties interested in listening to FEI's quarterly conference call may do so by dialing 1-877-407-8293 (U.S., toll-free) or +1-201-689-8349 (international and toll), with the conference title: FEI Third Quarter Earnings Conference Call. The call can also be accessed via the web by going to FEI's Investor Relations page at http://investor.fei.com/event, where the webcast will also be archived.
Safe Harbor Statement
This news release contains forward-looking statements that include guidance for revenue and earnings per share for the fourth quarter of 2015 and full year 2015, the impact of certain items on our results for the quarter, statements about foreign currency exchange rates and the potential impact of a stronger U.S. dollar, assumptions about tax rates, and statements about potential healthy revenue growth and the timing product of deliveries in certain markets. Forward-looking statements may also be identified by words and phrases that refer to future expectations, such as “guidance”, “guiding”, “forecast”, “toward”, “plan”, “expect”, “expects”, “are expected”, “is expected”, “believe”, “anticipate”, “will”, “projecting”, “looking forward”, “continue to see”, “outlook” and other similar words and phrases. Factors that could affect these forward-looking statements include, but are not limited to: the global economic environment, particularly continued slower growth in China and emerging markets; lower than expected customer orders, including for recently-introduced products; potential weakness of the Science and Industry market segments, including continued weakness in the oil and gas sector of the Industry segment resulting from declining oil prices; fluctuations in foreign exchange rates, which, among other things, can affect revenues, margins, bookings, backlog and the competitive pricing of our products; cyclical and other changes and increased volatility in the semiconductor industry, which is a major component of Industry market segment revenue; changes in backlog and the timing of shipments from backlog, which may create forecasting challenges; potential delayed or reduced governmental spending to support expected orders; potential disruption in the company's operations due to organizational changes; the relative mix of higher-margin and lower-margin products; potential for increased volatility and challenges in forecasting resulting from larger sales transactions, cancellations and rescheduling of orders by customers; risks associated with a high percentage of the company's revenue coming from “turns” business, when the order for a product is placed by the customer in the same quarter as the planned shipment, and risks associated with building and shipping a high percentage of the company’s quarterly revenue in the last month of the quarter; delays in meeting all accounting requirements for revenue recognition; additional costs related to future merger and acquisition activity; failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate acquisitions successfully; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; potential disruption in manufacturing or unexpected additional costs due to the transition from older to newer products; failure to achieve improved operational efficiency and other benefits from infrastructure investments and restructuring activities; potential additional restructurings, realignments and reorganizations; inability to deploy products as expected or delays in shipping products due to technical problems or barriers, especially with regard to recently introduced TEM products; and changes in U.S. and foreign tax rates and laws, accounting rules regarding taxes or agreements with tax authorities. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

About FEI
FEI Company (Nasdaq: FEIC) designs, manufactures and supports a broad range of high-performance microscopy workflow solutions that provide images and answers at the micro-, nano- and picometer scales. Its innovation and leadership enable customers in industry and science to increase productivity and make breakthrough discoveries. Headquartered in Hillsboro, Ore., USA, FEI has over 2,800 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

FEI Company and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 27, 2015	December 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$381,858	$300,507
Short-term investments in marketable securities	36,015	61,688
Short-term restricted cash	23,444	15,698
Receivables, net	208,909	227,354
Inventories, net	191,648	176,440
Deferred tax assets	8,652	8,225
Other current assets	31,050	35,503
Total current assets	881,576	825,415
Long-term investments in marketable securities	34,016	85,865
Long-term restricted cash	24,758	38,369
Property plant and equipment, net	152,919	163,794
Intangible assets, net	37,815	54,111
Goodwill	145,639	170,773
Deferred tax assets	8,129	6,605
Long-term inventories	47,401	50,731
Other assets, net	19,001	22,155
Total Assets	$1,351,254	$1,417,818
Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$67,788	$78,308
Accrued payroll liabilities	37,304	38,599
Accrued warranty reserves	13,159	13,005
Short-term deferred revenue	107,485	96,924
Income taxes payable	4,896	5,299
Accrued restructuring, reorganization, relocation and severance	858	9,161
Other current liabilities	58,289	56,146
Total current liabilities	289,779	297,442
Long-term deferred revenue	39,765	34,021
Deferred tax liabilities	4,694	9,576
Other liabilities	31,752	35,454
Shareholders' Equity:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—
Common stock - 70,000 shares authorized; 41,065 and 41,797 shares issued and outstanding at September 27, 2015 and December 31, 2014	556,452	607,250
Retained earnings	501,944	461,586
Accumulated other comprehensive loss	(73,132)	(27,511)
Total shareholders’ equity	985,264	1,041,325
Total Liabilities and Shareholders' Equity	$1,351,254	$1,417,818

FEI Company and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net Sales:
Products	$151,843	$169,131	$479,487	$517,459
Service	60,718	58,625	178,079	173,517
Total net sales	212,561	227,756	657,566	690,976
Cost of Sales:
Products	74,639	83,653	234,965	262,327
Service	33,645	35,522	100,948	103,893
Total cost of sales	108,284	119,175	335,913	366,220
Gross profit	104,277	108,581	321,653	324,756
Operating Expenses:
Research and development	23,825	25,312	70,275	77,178
Selling, general and administrative	43,467	49,463	132,382	148,513
Impairment of goodwill and long-lived assets	26,596	—	26,596	—
Restructuring, reorganization, relocation and severance	(423)	7,699	(565)	11,259
Total operating expenses	93,465	82,474	228,688	236,950
Operating Income	10,812	26,107	92,965	87,806
Other Expense, Net	(1,372)	(831)	(2,929)	(1,907)
Income Before Income Taxes	9,440	25,276	90,036	85,899
Income Tax (Benefit) Expense	(978)	3,629	14,274	14,228
Net Income	$10,418	$21,647	$75,762	$71,671
Basic Net Income Per Share	$0.25	$0.52	$1.82	$1.70
Diluted Net Income Per Share	$0.25	$0.51	$1.80	$1.68
Weighted Average Shares Outstanding:
Basic	41,404	41,891	41,624	42,053
Diluted	41,820	42,465	42,050	42,624

FEI Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended (1)		Thirty-Nine Weeks Ended (1)
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net Sales:
Products	71.4%	74.3%	72.9%	74.9%
Service	28.6	25.7	27.1	25.1
Total net sales	100.0%	100.0%	100.0%	100.0%
Cost of Sales:
Products	35.1%	36.7%	35.7%	38.0%
Service	15.8	15.6	15.4	15.0
Total cost of sales	50.9%	52.3%	51.1%	53.0%
Gross Margin:
Products	50.8%	50.5%	51.0%	49.3%
Service	44.6	39.4	43.3	40.1
Gross margin	49.1	47.7	48.9	47.0
Operating Expenses:
Research and development	11.2%	11.1%	10.7%	11.2%
Selling, general and administrative	20.4	21.7	20.1	21.5
Impairment of goodwill and long-lived assets	12.5	—	4.0	—
Restructuring, reorganization, relocation and severance	(0.2)	3.4	(0.1)	1.6
Total operating expenses	44.0%	36.2%	34.8%	34.3%
Operating Income	5.1%	11.5%	14.1%	12.7%
Other Expense, Net	(0.6)%	(0.4)%	(0.4)%	(0.3)%
Income Before Income Taxes	4.4%	11.1%	13.7%	12.4%
Income Tax (Benefit) Expense	(0.5)%	1.6%	2.2%	2.1%
Net Income	4.9%	9.5%	11.5%	10.4%

(1)	Percentages may not add due to rounding.

FEI Company and Subsidiaries
Consolidated Summary of Cash Flows
(In thousands)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net Income	$10,418	$21,647	$75,762	$71,671
Depreciation	6,301	7,740	18,364	22,379
Amortization	2,765	3,614	8,480	10,478
Stock-based compensation	6,121	6,494	16,615	17,456
Impairment of goodwill and long-lived assets	26,596	40	26,596	322
Other changes in working capital	(6,452)	(11,360)	(11,084)	(49,708)
Net cash provided by operating activities	45,749	28,175	134,733	72,598
Acquisition of property, plant and equipment	(2,240)	(12,107)	(10,109)	(35,429)
Payments for acquisitions, net of cash acquired	—	—	(5,377)	(65,049)
Other investing activities	59,783	13,631	76,842	(17,967)
Net cash provided by (used in) investing activities	57,543	1,524	61,356	(118,445)
Dividends paid on common stock	(12,462)	(10,490)	(33,340)	(20,619)
Repurchases of common stock	(42,350)	(9,836)	(72,575)	(40,315)
Other financing activities	2,349	2,379	8,675	10,940
Net cash used in financing activities	(52,463)	(17,947)	(97,240)	(49,994)
Effect of exchange rate changes	(2,165)	(11,683)	(17,498)	(15,888)
Decrease in cash and cash equivalents	48,664	69	$81,351	$(111,729)
Cash and Cash Equivalents:
Beginning of period	333,194	272,372	300,507	384,170
End of period	$381,858	$272,441	$381,858	$272,441
Supplemental Cash Flow Information:
Cash paid for income taxes, net	$11,825	$4,575	$22,422	$14,458
Accrued purchases of plant and equipment	1,675	986	1,675	986
Dividends declared but not paid	12,453	10,461	12,453	10,461
Accrued repurchases of common stock	1,095	—	1,095	—

FEI Company and Subsidiaries
Supplemental Data Table
($ in millions, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Income Statement Highlights:
Consolidated sales	$212.6	$227.8	$657.6	$691.0
Gross margin	49.1%	47.7%	48.9%	47.0%
Net income	$10.4	$21.6	$75.8	$71.7
Diluted net income per share	$0.25	$0.51	$1.80	$1.68
Sales and Bookings Highlights:
Sales by Segment
Industry Group	$105.3	$107.1	$336.8	$340.7
Science Group	107.3	120.7	320.8	350.3
Sales by Geography
USA & Canada	$76.3	$77.0	$217.7	$229.7
Europe	48.6	56.6	159.9	187.2
Asia-Pacific and Rest of World	87.7	94.2	280.0	274.1
Gross Margin by Segment
Industry Group	52.4%	51.5%	52.4%	51.5%
Science Group	45.8	44.3	45.2	42.7
Bookings and Backlog
Bookings - Total	$233.7	$265.1	$701.2	$773.1
Book-to-bill Ratio	1.10	1.16	1.07	1.12
Backlog - Total	$562.2	$539.0	$562.2	$539.0
Backlog - Service	165.7	160.5	165.7	160.5
Bookings by Segment
Industry Group	$114.6	$157.8	$364.4	$391.1
Science Group	119.1	107.3	336.8	382.0
Bookings by Geography
USA & Canada	$99.8	$90.0	$243.5	$234.5
Europe	54.8	65.7	166.1	233.4
Asia-Pacific and Rest of World	79.1	109.4	291.6	305.2
Balance Sheet and Other Highlights:
Cash, equivalents, investments, restricted cash	$500.1	$493.0	$500.1	$493.0
Days sales outstanding (DSO)	90	88	90	88
Days in inventory	198	190	198	190
Days in payables (DPO)	57	61	57	61
Cash Cycle (DSO + Days in Inventory - DPO)	231	217	231	217
Working capital	$591.8	$543.4	$591.8	$543.4
Headcount (permanent and temporary)	2,855	2,693	2,855	2,693
Euro average rate	1.11	1.33	1.12	1.36
Euro ending rate	1.12	1.27	1.12	1.27
Yen average rate	122.72	103.38	120.88	102.76
Yen ending rate	120.99	109.04	120.99	109.04